Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 (No. 333-212364) of Cryoport, Inc. of our report dated June 28, 2016 (which includes an explanatory paragraph regarding Cryoport, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Cryoport, Inc. and subsidiary as of March 31, 2016 and 2015 and for each of the years in the two-year period ended March 31, 2016, appearing in the Prospectus, which is part of this registration statement.

We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

August 8, 2016